Exhibit D

MELCO RESORTS & ENTERTAINMENT LIMITED

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR RESTRICTED SHARES

ELECTION FORM AND RELEASE AGREEMENT

Instructions:

Before you complete or return this Election Form and Release Agreement (“Election Form”), you should read the Offer to Exchange document dated April 7, 2022 (the “Offer to Exchange”) that accompanies this Election Form.

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You may obtain a copy of the Offer to Exchange by calling or sending an email to Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com. The Offer to Exchange contains important information about the terms and conditions and risks of the Exchange Offer and explains many of the terms used in this Election Form.

•	Capitalized terms that are used in this Election Form and that are not defined in this Election Form are defined in the Offer to Exchange.

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After you have read the Offer to Exchange and this Election Form, please complete this Election Form and return it to Melco Resorts. You may return this Election Form by email or hand delivery (during normal business hours) to the following addresses:

Ivan Wong

37/F The Centrium, 60 Wyndham Street

Central, Hong Kong

ivancywong@melco-resorts.com

If you choose to return the Election Form by email, you must scan the completed Election Form in its entirety and send it via email to the email address above.

•	For additional information, it is important that you read the Offer to Exchange.

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DEADLINE: If you wish to accept the Exchange Offer, we must receive this Election Form at the above address or email address no later than 5:00 p.m., Hong Kong time, on April 14, 2022, unless we extend the deadline for the Exchange Offer. If we do not receive an Election Form from you prior to this deadline, you will be deemed to have rejected the Exchange Offer.

A. Offer Election. I hereby (check the applicable box — if no election is checked, you will be deemed to have rejected the Exchange Offer and retain your Options):

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ACCEPT the Exchange Offer with respect to all of my Options. I further agree to be bound by the terms and conditions set forth in the Offer to Exchange, the release and the other terms and conditions set forth in Section C of this Election Form. (Sign and return this Election Form to Melco Resorts)

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REJECT the Exchange Offer. My Options will remain outstanding as described in the response to Question 25 in the Summary Term Sheet of the Offer to Exchange. (Sign and return this Election Form to Melco Resorts)

B. Signature (All Persons). I hereby represent and confirm to Melco Resorts that:

•	I have full power and authority to sign and deliver this Election Form and to tender my Options pursuant to the terms of the Exchange Offer;

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I have received and read, and I understand, the Offer to Exchange and the documents referenced in the Offer to Exchange, including this Election Form. The documents referenced in the Offer to Exchange (including this Election Form) are collectively referred to in this Election Form as the “Exchange Offer Documents”;

•	I acknowledge that Melco Resorts does not have any plan at this time to offer another option exchange program in the future.

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I have had adequate time and opportunity to ask questions of Melco Resorts about the Exchange Offer and the Exchange Offer Documents, and to seek advice from my independent legal, tax and/or financial advisors concerning the Exchange Offer and the Exchange Offer Documents;

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I understand that the Exchange Offer Documents contain all of the terms of the Exchange Offer in their entirety, and that I have not relied on any other documents or oral representations from Melco Resorts or any of its officers, directors, employees, representatives, affiliates or agents in deciding to accept or reject the Exchange Offer;

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None of Melco Resorts, the Compensation Committee or the Board of Directors has made any recommendation to me as to whether I should accept or reject the Exchange Offer, and any election to accept the Exchange Offer is wholly voluntary;

•	The information set forth in my Individual Option Statement is correct;

•	My election to accept or reject the Exchange Offer is correctly set forth in Section A above; and

•	My email address is and Melco Resorts may send me any and all communications relating to the Exchange Offer at such email address.

I understand that the Exchange Offer will expire at 5:00 p.m., Hong Kong time, on April 14, 2022, unless Melco Resorts subsequently extends the expiration date. The actual day and time on which the Exchange Offer will expire is referred to as the “Expiration date” in this Election Form. I understand that I may not revoke my election to accept or reject the Exchange Offer after the Election Form has been received and accepted by Melco Resorts and that I cannot change or withdraw my election once I have submitted the Election Form unless Melco Resorts has modified the Exchange Offer in a material manner.

I also understand that if I alter or modify this Election Form in any way (other than by checking the box corresponding to my election in Section A, providing my email address in Section B and completing the signature block below), my alterations and/or modifications will not be effective and will not be binding on Melco Resorts.

The Exchange Offer and the Exchange Offer Documents shall be governed by and construed and enforced in accordance with the laws of Hong Kong.

If I have accepted the Exchange Offer (as indicated in Section A of this Election Form) as to my Options, I agree to be bound by the terms and conditions of, and acknowledge that I have read and understand, the Exchange Offer, the release and other terms and conditions set forth in Section C of this Election Form, which are hereby incorporated by reference.

C. Other Terms and Conditions (For Persons Accepting the Exchange Offer Only)

By accepting the Exchange Offer (by marking such election in Section A of this Election Form), and by my signature in this Election Form, I hereby agree with Melco Resorts as follows:

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Subject to all of the terms and conditions of the Exchange Offer, I hereby tender all of my Options (such exchanged options are referred to in this Election Form as “Cancelled Options”), and I agree that, subject to acceptance by Melco Resorts, all of my Cancelled Options will automatically terminate effective upon acceptance of the Cancelled Options by Melco Resorts.

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Upon acceptance of the Cancelled Options by Melco Resorts, I, on my own behalf and on behalf of my heirs, dependents, executors, administrators and assigns, hereby release Melco Resorts and its successors, assigns, affiliates, representatives, directors, officers and employees, past and present (collectively referred to in this Election Form as “Released Persons”), with respect to and from any and all claims, damages, agreements, obligations, actions, suits, proceedings and liabilities of whatever kind and nature, whether now known or unknown, suspected or unsuspected (collectively referred to in this Election Form as “Claims”), which I now own or hold or at any time previously owned or held against any of the Released Persons and that relate to or are in any way connected with the Cancelled Options. I acknowledge that I may later discover claims or facts that are in addition to or are different from those which I now know or believe to exist with respect to the Cancelled Options. Nevertheless, I hereby waive any Claim relating to or connected with the Cancelled Options that might arise as a result of such different or additional claims or facts. I fully understand the significance and consequence of this release.

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If I tender my Options for exchange in this Exchange Offer, but before the Expiration Date I (i) cease to be an officer or employee of, or cease being a service provider to, Melco Resorts or its parent or subsidiaries (“Melco Group”), (ii) am no longer in active employment or service (being on garden leave or unauthorized leave does not constitute active employment or service) or (iii) have submitted or received a notice of termination of employment or service (except if I am an eligible Option holder who is transitioning from employee status to service provider status and my eligibility designation has not been revoked), my participation in the Exchange Offer will be canceled and I will not be able to exchange my Options.

•	I agree that decisions with respect to future grants under any Melco Resorts equity compensation plan will be at the sole discretion of Melco Resorts.

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I agree that: (i) Melco Resorts may, at its discretion, refuse to accept my election to participate; and (ii) the Exchange Offer is a one-time offer that does not create any contractual or other right to receive future offers, equity awards or benefits in lieu of offers.

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I have not previously assigned or transferred to any person or entity (other than Melco Resorts) any interest in my Cancelled Options, and I agree to defend, indemnify and hold harmless all Released Persons from and against any claim based on or in connection with any purported assignment or transfer.

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The Exchange Offer Documents comprise the entire agreement and final understanding concerning the Exchange Offer and my Cancelled Options, and the Exchange Offer Documents supersede and replace all prior agreements, proposed or otherwise, whether written or oral, between Melco Resorts and me concerning the subject matter thereof. Melco Resorts will not be bound by any representation, promise or agreement that is not specifically contained in the Exchange Offer Documents.

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Melco Resorts reserves the right, under the circumstances set forth in the Exchange Offer, to terminate or amend the Exchange Offer, or to postpone its acceptance and cancellation of any Cancelled Options.

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If any provision of the Exchange Offer Documents (including this Election Form and the release) is found to be invalid, such finding will not affect the validity and enforceability of the other provisions of such documents, so long as the essential economic provisions of this Election Form and the Exchange Offer can still be given effect.

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Neither my participation in the Exchange Offer nor this election will be construed so as to grant me any right to remain in the employ of the Melco Group and will not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any, and applicable law).

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For the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data (“Data”) as described in this document by and among, as applicable, Melco Resorts and its subsidiaries and affiliates. I understand that Melco Resorts holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, passport or other identification number, salary, nationality, job title, details of all options or any other entitlement to ordinary shares awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Exchange Offer. I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Exchange Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country.

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I acknowledge that regardless of any action taken by Melco Resorts or a subsidiary or affiliate of Melco Resorts, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding related to the Exchange Offer and the equity awards received by me and legally applicable to me (“Tax-Related Items”), is and remains my sole responsibility. I further acknowledge that Melco Resorts (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the equity awards granted pursuant to the Exchange Offer, including, but not limited to, the exchange of Options for Restricted Shares, the grant and vesting of the Restricted Shares, the subsequent sale of vested Restricted Shares; and (2) does not commit to and is under no obligation to structure the terms of the Exchange Offer or any aspect of the equity awards made thereunder to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result.

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I agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Election Form and the Exchange Offer and which are not inconsistent with the terms of the Exchange Offer.

This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form.

SIGNATURE

PRINT NAME:

DATE:

FOR COMPANY USE ONLY

Accepted and Agreed on Behalf of Melco Resorts & Entertainment Limited

By:
Name:
Title:
Date:

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